EXHIBIT 4.1

SECOND AMENDMENT TO COMMON STOCK WARRANT

This SECOND AMENDMENT TO COMMON STOCK WARRANT (“Second Amendment”) is made and entered into as of the 8th day of June, 2010, by and between CHOCOLATE CANDY CREATIONS, INC., a Delaware corporation (“CCC”) and __________ (“Holder”).

WITNESSETH:

WHEREAS, CCC had delivered to Holder that certain Common Stock Warrant of CCC dated as of November 6, 2006, as amended as of August 24, 2009 (the “Warrant”);

WHEREAS, the parties have agreed to further amend the Warrant as provided below.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, CCC and Holder agree as follows:

TERMS

1.	Defined Terms. Capitalized but undefined terms herein shall have the meanings given to them in the Warrant.

2.
Amendment to Warrants.

(a) Paragraph (c)(2) of the Warrant is amended to add the words or “Pink OTC Markets, Inc.” after the word “Board” in the eighth and tenth lines thereof.

(b) Paragraph (l) of the Warrant is amended and restated as follows:

“(l)           DEFINITION OF “CHANGE IN CONTROL”.  For the purposes of this Warrant, “Change in Control” means the consummation of any transaction or series of related transactions that (a) results in the holders of record of the Company’s capital stock immediately prior to the transaction or transactions holding less than fifty percent (50%) of the voting power of the Company immediately after the transaction or transactions (b) or results in a majority of the members of the Board of Directors following such transaction or transactions being individuals who were not members of the Board of Directors prior to such transaction or transactions, including the acquisition of the Company by another entity and any reorganization, merger, consolidation or share exchange, or which results in the sale of all or substantially all of the assets of the Company.”

3.
Reaffirmation.  CCC hereby reaffirms all covenants, representations, and warranties made by it, and all obligations owed by it, pursuant to the Warrant (to the extent the same is not amended herein) and agrees that all such covenants, representations and warranties shall be deemed to have been remade as of the date this Second Amendment becomes effective (unless a representation and warranty is stated to be given on and as of a specific date, in which case such representation and warranty shall be true, correct, and complete as of such date, except to the extent, if any, amended hereby).  CCC and the Holder acknowledge that the holders of at least 66 ⅔% of the Warrants have consented to this Second Amendment.

4.	Reference to and Effect on the Warrant. Except as specifically amended to or agreed to herein, the Warrant shall remain in full force and effect and is hereby ratified and confirmed.

5.
Execution in Counterparts.  This Second Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same document. Delivery of an executed counterpart of the Second Amendment by facsimile shall have the same effect as delivery of a manually executed counterpart of this Second Amendment.

6.	Headings. Section headings in this Second Amendment are included herein for the convenience of reference only and shall not constitute a part of this Second Amendment for any other purpose.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

CHOCOLATE CANDY CREATIONS, INC.

By: __________________________
Name: Alyssa Cohen
Title: President

WARRANT HOLDER:

By:	________________________